Exhibit 99.1
Lennox International Renews and Amends Existing Credit Facility
     (DALLAS, TX — October 15, 2007) — Lennox International Inc. (NYSE: LII) announced it has renewed and amended its revolving credit facility. The $650 million facility, an increase of $250 million from the existing credit facility, has a maturity date of October 12, 2012. LII will use the credit facility for the previously announced share repurchase program and for general corporate purposes.
     “We are very pleased to extend our revolving credit facility,” said Sue Carter, executive vice president and chief financial officer for Lennox International. “The confidence this group of lenders has in our company is affirmation of our business objectives and stability, and we believe the use of additional capacity will enhance the capital structure of LII while improving shareholder returns.”
     The joint lead arrangers for the new facility are Bank of America Securities LLC and JPMorgan Securities, Inc. with Bank of America, N.A. as administrative agent and JPMorgan Chase Bank, N.A and Wachovia Bank, National Association as co-syndication agents. The unsecured facility included a high level of participation by banks that were party to the previous revolver agreement; in addition, three banks not in the previous credit facility have agreed to participate in the new revolver agreement. The overall level of bank interest was significant, with available commitments ultimately being reduced at the request of Lennox International.
     Lennox International Inc. is a global leader in the heating, air conditioning, and refrigeration markets. Lennox International stock is traded on the New York Stock Exchange under the symbol “LII”. Additional information is available at: http://www.lennoxinternational.com or by contacting Karen Fugate, vice president, investor relations, at 972-497-6670.